EXHIBIT 19.1

AMENDED AND RESTATED INSIDER TRADING POLICY

Corporate Statement

Federal laws and regulations prohibit trading in the securities of a company while in possession of Material Nonpublic Information (as defined below) and in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of Material Nonpublic Information from providing this information to others who may trade. Evertec, Inc. (together with its subsidiaries, the “Company”) requires its personnel to comply at all times with federal laws and regulations governing insider trading. Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

This Amended and Restated Insider Trading Policy (the “Policy”) is intended to assist Evertec Insiders (as defined below) in understanding and complying with applicable insider trading laws and regulations. The ultimate responsibility for complying with this Policy and avoiding improper transactions and other violations of applicable insider trading laws and regulations rests with the individual Evertec Insider.

Key Terms

Authorized Spokespersons – means those persons specifically authorized in Evertec’s Disclosure Policy to make announcements regarding Evertec’s Material Nonpublic Information.

Evertec Insiders – means all Evertec directors, officers1 and employees. Evertec Insiders are also responsible for ensuring the following persons and entities comply with this Policy as though their actions were the actions of the Evertec Insider: (a) family members who reside with the Evertec Insider, (b) anyone else who lives in the Evertec Insider’s household, and (c) any other family member or person or entity whose transactions in Evertec Securities are directed by the Evertec Insider or are subject to the Evertec Insider’s influence or control (such as parents, siblings or children of an Evertec Insider who consult with him/her before trading in Evertec Securities), even if such family members do not live in the Evertec Insider’s household. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. Evertec may determine that this Policy applies to additional persons with access to Material Nonpublic Information, such as contractors, consultants or other persons designated by Evertec.

Evertec – means Evertec, Inc. and all its direct and indirect affiliates and subsidiaries.

Evertec Securities – means common stock, bonds, options to purchase common stock, and any other securities that may be issued by Evertec, including debt securities, preferred stock, convertible debentures, notes, warrants, exchange-traded options, puts, calls and other derivative securities.

1 For purposes of this Policy, “officer” has the meaning of the term in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means Evertec’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of Evertec in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for Evertec.

“Purchase” and “sale” are defined broadly under federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

Material Information – means any information for which there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy, hold or sell a security, or that, if disclosed, would be viewed by a reasonable investor as having significantly altered the total mix of the information in the marketplace about Evertec. Any information that could be expected to have a significant effect on the market price of Evertec Securities, whether it is positive or negative, should be considered material. If an individual is unsure whether the information is material, the individual should either assume it is material or consult Evertec’s Legal Division. Examples of material information may include (but are not limited to) information about:

•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products or product developments;
•important business developments, such as developments regarding strategic collaborations;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.

Material Nonpublic Information – means information that is both Material Information and Nonpublic Information.

Nonpublic Information – means information that has not been disclosed broadly to the marketplace in a Regulation FD- compliant method (such as through a press release, a U.S. Securities Exchange Commission (“SEC”) filing, a Regulation FD-compliant (i.e., appropriately pre-announced and publicly accessible) conference call or a similar method of general dissemination or circulation). For information to be considered public, it must be widely disseminated in a manner that makes it generally accessible to investors. The circulation of rumors, even if accurate and reported in the media, does not constitute effective dissemination. Even after such information is broadly disclosed to the marketplace, it is deemed Nonpublic Information until a sufficient period of time elapses for the investing public to absorb it. As a general rule, Evertec has determined that information should not be considered absorbed by the marketplace until: (a) 2:00 p.m. (EST) on the first full New York Stock Exchange (“NYSE”) trading day following Evertec’s conference call relating to the widespread public release of its quarterly or year-end financial results (or if no such conference call is scheduled, following the widespread public release of such financial results) or, (b) if such conference call (or press release if no conference call is scheduled) occurs prior to noon (EST), the opening of trading on the next NYSE trading day.

Specifically Designated Persons (“SDP”) – means Evertec directors, officers, and certain designated employees (along with their controlled entities and household members) who, given their access to financial and other sensitive information about Evertec, have been (or may in the future be) specifically designated by Evertec from time to time as being subject to additional restrictions regarding trading in Evertec Securities. SDPs are subject to certain blackout period restrictions and pre-clearance requirements set forth in this Policy.

Policy Administration

Evertec, along with its Chief Legal and Administrative Officer, reserves its right to amend, implement and interpret, at its own discretion, any clause contained in this Policy. This includes, but is not limited to, the interpretation of any ambiguous clause at its own discretion and may include amendments to, or departures from, the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable laws and regulations. Actions taken by Evertec, the Evertec Legal Division, and other Evertec personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy and/or with applicable laws and regulations.

Policy Principles

This Policy upholds the following core principles in support of Evertec’s commitment to complying with federal laws and regulations governing “insider trading” and maintaining the highest standards of ethical business conduct.

1.General Prohibitions

Unless otherwise permitted by this Policy, no Evertec Insider shall:

•purchase, sell, gift or otherwise transfer any security of the Company while in possession of Material Nonpublic Information about the Company;

•purchase, sell, gift or otherwise transfer any security of any other company, including a customer, supplier, business partner, or an economically-linked company, such as a competitor or peer company, while in possession of Material Nonpublic Information obtained in connection with Evertec Insider’s employment by or service to the Company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making an investment decision in such other company);

•directly or indirectly communicate Material Nonpublic Information to anyone outside the Company unless in accordance with Company policy regarding confidential information; or

•directly or indirectly communicate Material Nonpublic Information to anyone within the Company except on a need-to-know basis.

Evertec expects all Evertec Insiders to conduct their personal financial affairs in a responsible and prudent manner and encourages them to manage and develop personal financial resources responsibly within their means, maintain a sound financial condition and invest in a responsible manner with a view to achieving long term financial goals. Evertec Insiders must never engage in investment practices that, by nature or practice are, or appear to be, inconsistent with this Policy, illegal, improper, unethical or that present a real or apparent conflict of interest. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency or required expenditure) are not exempted from the requirements of applicable laws and regulations and the requirements of this Policy.

There will be times in which an Evertec Insider may need to disclose confidential information about Evertec and its business, which may include Material Nonpublic Information, to third parties in a business transaction, such as a merger, acquisition or joint venture. In these cases, Evertec’s Contracting Guidelines (the “Contracting Guidelines”) provide for the execution of a non-disclosure and confidentiality agreement (“NDA”) between the parties, specifying the information considered confidential and prohibiting the other party from using or disclosing it. All Evertec Insiders involved in the negotiation and contracting of business opportunities must comply with the NDA requirements set forth in the Contracting Guidelines and shall consult the Legal Division.

Exempt Transactions

This Policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:

•transactions directly with the Company;

•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;

•transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);

•“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); or

•transactions under a pre-cleared Rule 10b5-1 plan.

Prohibited Transactions

Evertec Insiders may not (a) engage in speculative transactions in Evertec Securities in which the Evertec Insider is trying to profit from short-term movements, either increases or decreases, in the price of Evertec Securities or other transactions that could otherwise give the appearance of impropriety; nor (b) purchase financial instruments, including variable forward contracts, puts, calls, equity swaps, collars and exchange funds, designed to hedge or offset any decrease in market value of Evertec Securities held by such Evertec Insider.

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Evertec Insiders shall comply with the following policies with respect to certain transactions in the Company’s securities.

Short Sales

Short sales of the Company’s securities are prohibited by this Policy. Short sales are sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Options

Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy.
Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy.

Margin Accounts and Pledging

Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Chief Legal Officer.

2.Selective Disclosure

Evertec is required under federal securities laws to avoid the selective disclosure of Material Nonpublic Information. The announcement of Evertec information to security holders and the investment community is regulated by Evertec’s Disclosure Policy and may only be made by Authorized Spokespersons. In accordance with this requirement, Evertec has specifically designated the Authorized Spokespersons as the only representatives authorized to comment on corporate developments that could be of significance to the investing public. No Evertec Insider who receives or has access to Material Nonpublic Information may comment on such information or on any other Evertec information that could be of significance to the investing public, at any time.

3.Blackout Periods

Evertec establishes regular blackout periods, during which time SDPs may not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Policy. Regular blackout periods may also be applicable to other Evertec Insiders, as determined by Evertec’s Chief Legal and Administrative Officer. Special blackout periods may also be established by Evertec from time to time, during which SDPs and/or certain or all Evertec Insiders may be prohibited from purchasing, selling, gifting or otherwise transferring any Evertec Securities and/or securities of other companies. In addition, persons subject to special blackout periods must not disclose that an additional blackout period is in effect.

General Process

1.Pre-Clearance Procedure

The laws and regulations concerning insider trading are complex, and Evertec Insiders are encouraged to seek guidance from the Legal Division prior to considering a transaction in Evertec Securities. Without limiting the foregoing, (a) all transactions in Evertec Securities by SDPs (along with their controlled entities and household members), as well as (b) the adoption, modification or termination of any Trading Plan (as defined below) or any other prearranged trading plan, must be pre-cleared with Evertec’s (i) Legal Division and (ii) Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) or the Evertec Insider’s Division Manager, as applicable, before entering into any transaction or acting with respect to any such plan. Evertec expects all SDPs to become familiar with, and abide by, Evertec’s pre-clearance procedure. Pre-clearance should not be understood to represent legal advice by Evertec that a proposed transaction complies with the law. Any pre-cleared transaction must be completed within five (5) business days of its approval, or before commencement of a blackout period, if earlier. None of Evertec, Evertec’s Legal Division or other employees are liable for any delay in reviewing, or refusal of, a request for pre-clearance.

As a general rule, the window period for trading in Evertec Securities will run from 2:01 p.m. (EST) on the first full NYSE trading day following Evertec’s conference call relating to the widespread public release of its quarterly or year-end financial results (or if no such conference call is scheduled, following the widespread public release of such financial results) or, if such conference call (or press release if no conference call is scheduled) occurs prior to noon (EST), the opening of trading on the next NYSE trading day; until 11:59 pm (EST) of the 20th day of the third month of each calendar quarter (i.e., March 20th, June 20th, September 20th, and December 20th).

2.Inadvertent Disclosures

Should an Evertec Insider inadvertently comment on any Evertec Securities price movements, rumors or otherwise disclose Material Nonpublic Information to a third party, he/she must promptly contact Evertec’s Legal Division.

3.Application of Policy after Termination of Employment

If an Evertec Insider’s employment or affiliation with Evertec terminates at a time when he/she has or thinks he/she may have Material Nonpublic Information, the restrictions set forth in this Policy will continue until such information becomes public or is no longer material.

In addition, for a period of ninety (90) calendar days after the last day of service with Evertec of any SDP, such SDP must obtain pre-clearance before entering into any transaction in Evertec Securities.

4.Non-Compliance Notifications

Any Evertec Insider who violates this Policy or any federal or state insider trading law or regulation, or knows of any such violation by any other Evertec Insider, must report the situation immediately to Evertec’s Legal Division or through Evertec’s Ethics Line (http://evertecethicsline.com) if the Evertec Insider desires to maintain his or her anonymity, in which case the notification will be referred to the Legal Division by Evertec’s Ethics Officer. Nothing in this Policy prevents you from communicating directly with relevant government authorities about potential violations of law.

5.Rule 10b5-1 Trading Plans

•The trading restrictions set forth in this Policy, other than those transactions described under the Prohibited Transactions section of this Policy, do not apply to transactions under a previously established contract, plan or instruction to trade in Evertec Securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that has been submitted to and preapproved by Evertec’s Legal Division and:

•includes a “Cooling-Off Period” for:
oSection 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10- Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
oemployees and any other persons, other than Evertec, that extends 30 days after adoption or modification of a Trading Plan;

•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any Material Nonpublic Information about Evertec or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

•has been entered into in good faith at a time when the individual was not in possession of Material Nonpublic Information about Evertec and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;

•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and

•complies with all other applicable requirements of Rule 10b5-1.

Evertec’s Legal Division may impose such other conditions on the implementation and operation of the Trading Plan as Evertec’s Legal Division deems necessary or advisable. Evertec Insiders may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by Evertec’s Legal Division.

An SDP may only modify a Trading Plan outside of a blackout period. Further, Evertec Insiders, including such SDPs, may only modify a Trading Plan when such individual does not possess Material Nonpublic Information. Modifications to and terminations of a Trading Plan are subject to preapproval by Evertec’s Legal Division and modifications of a Trading Plan that changes the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

Evertec reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan, or the execution of transactions made under a Trading Plan. Evertec also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if Evertec’s Legal Division or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of Evertec.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and neither Evertec nor Evertec’s Legal Division employees or Evertec’s other employees assume any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing Evertec of, or trading under, a Trading Plan.

Certification of Compliance

All Evertec Insiders subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.